Exhibit 21.1

CARROLS HOLDINGS CORPORATION

Subsidiaries of the Registrant

Name	State of Incorporation

Carrols Corporation	Delaware

Carrols Realty Holdings Corp.	Delaware

Carrols Realty I Corp.	Delaware

Carrols Realty II Corp.	Delaware

Carrols J.G. Corp.	Delaware

Quanta Advertising Corp.	New York

Carrols Enterprises, Inc.	Delaware

Pollo Franchise, Inc.	Florida

Pollo Operations, Inc.	Florida

Taco Cabana, Inc.	Delaware

TP Acquisition Corp.	Texas

T.C. Management, Inc.	Delaware

Get Real, Inc.	Delaware

Texas Taco Cabana, L.P.	Texas

Taco Cabana Atlanta, Inc.	Delaware

Colorado Cabana, Inc.	Colorado

T.C. Lease Holdings III, V and VI, Inc.	Texas

Cabana Bevco, LLC	Texas

TC Bevco Holdings, LLC	Texas

TC Bevco, LLC	Texas

Cabana Beverages, Inc.	Texas

TPAQ Holdings Corporation	Delaware